Exhibit 99.1

Global Power Equipment Group Inc.

Reports Fourth Quarter EPS of $0.11, FY2003 EPS of $0.43

Company Sees Stronger Order Flow and Increase in Cash Position in Early 2004

TULSA, Oklahoma, February 17, 2004—Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the fourth quarter ended December 27, 2003.

Including a previously announced restructuring charge of approximately $3.9 million, or $0.05 per diluted share, incurred in the fourth quarter of 2003, Global Power Equipment Group reported earnings of $5.1 million, or $0.11 per diluted share, on revenues of $65.4 million. This compares to net earnings of $12.1 million, or $0.27 per diluted share, on revenues of $107.7 million for the fourth quarter of fiscal 2002.

For the twelve months ended December 27, 2003, the Company reported net earnings of $19.8 million, or $0.43 per diluted share, on revenues of $263.8 million. Fiscal year 2003 results include the restructuring charge primarily related to retirement benefits and employee-severance programs. This compares to net earnings for fiscal 2002 of $51.9 million, or $1.14 per diluted share, on revenues of $586.8 million.

The Company’s gross profit during the fourth quarter totaled $19.5 million representing a 29.8 percent gross margin compared to the year ago gross margin of 28.2 percent. For the complete 2003 fiscal year, the Company’s gross margin was 27.1 percent compared to 22.4 percent for fiscal 2002.

The Company generated EBITDA (earnings before interest, taxes, depreciation and amortization) of $9.0 million for the fourth quarter of 2003, compared to $21.5 million for the same period in 2002. EBITDA for the full fiscal year 2003 totaled $37.0 million compared to EBITDA of $92.9 million for the same period in 2002.

Larry Edwards, Global Power Equipment Group’s chairman, president and chief executive officer stated, “Our fourth quarter financial results exceeded our expectations in many areas and at the start of 2004 we remain optimistic about the future. Recognizing the number of new power generation projects planned or in development outside of the United States, last fall we formally launched a company-wide strategy to increase our presence and improve our business worldwide, particularly in China and East Asia. We have begun to reap the benefits of those activities. In China alone, we have expanded our manufacturing footprint, at even lower costs, increased our engineering and customer support and significantly expanded our Shanghai office. During the fourth quarter, of the $59 million of orders we booked, approximately $30 million of orders were for China and Southeast Asia.”

Mr. Edwards further stated, “As we have emphasized over the past several quarters, our mix of business continues to shift abroad and we believe it will continue to grow in importance. Including nearly $25 million of additional awards we have received in China during January, and another $40 million of orders elsewhere, we expect to book at least $65 million of new business into our firm backlog during the first quarter – approximately 90 percent of which are for projects outside of the United States. Moreover, we

Global Power Equipment Group Inc.

Fourth Quarter 2003 Earnings—Page 2

are actively pursuing a number of very large jobs located in China, East Asia and South Asia, the Middle East, and in Europe. We are hopeful that we can capitalize on many of these opportunities in the months ahead.”

At the end of the fourth quarter, the Company’s firm backlog totaled $179 million compared to $185 million at the end of September 2003 and $275 million at the end of December 2002. The Company did not have any material cancellations of projects during the fourth quarter. A total of approximately $35 million of booked projects were de-booked from firm backlog during fiscal year 2003 and represented 36 percent of the change in the Company’s reported year-end backlog from 2002 to 2003. Approximately 62 percent of the Company’s bookings into firm backlog during the fiscal year 2003 originated from projects outside the United States compared to approximately 34 percent during 2002. International markets accounted for 76 percent of projects booked into backlog during the fourth quarter of 2003 compared to only 21 percent in the fourth quarter of 2002.

The Company’s long-term debt stood at $25.0 million at the end of December 2003, an $8.3 million reduction from the end of September 2003. The Company had cash and cash equivalents of $51.3 million on hand at the end of the fourth quarter of 2003, down $14.9 from September 2003 primarily due to voluntary principal prepayments and the timing of payments made to international manufacturing partners on jobs that were completed during the fourth quarter. Subsequent to our fiscal year-end, the Company has received significant payments from customers for projects delivered during the fourth quarter boosting the current cash and cash equivalents on hand to over $70 million.

Non-GAAP Financial Measure

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common stockholder before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, is included in the exhibits on page six of this release.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, management continues to estimate fiscal year 2004 earnings guidance of between $0.15 and $0.20 per diluted share, not including any provision for restructuring costs, on revenues of between $210 and $240 million and a gross margin of between 18.5 percent to 19.5 percent. Excluding approximately $2.0 million of restructuring costs that will be recorded in the first quarter of 2004, or $0.03 per diluted share, the Company establishes an earnings estimate for the first quarter of fiscal year 2004 of between $0.04 to $0.05 on revenues of between $50 and $55 million.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents. The Company believes, that in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2003 Earnings—Page 3

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 28, 2002, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2003 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 27, 2003	December 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$51,315	$59,042
Accounts receivable, net of allowance of $1,325 and $1,775	42,582	82,844
Inventories	3,013	4,403
Costs and estimated earnings in excess of billings	40,706	62,289
Deferred tax assets	17,315	22,385
Other current assets	3,983	2,082

Total current assets	158,914	233,045
Property, plant and equipment, net	20,740	25,469
Deferred tax assets	55,094	64,803
Goodwill, net	45,000	45,000
Other assets	1,248	1,387

Total assets	$280,996	$369,704

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$14	$5,423
Accounts payable	18,974	29,773
Accrued compensation and employee benefits	7,285	9,301
Accrued warranty	15,004	19,460
Billings in excess of costs and estimated earnings	53,293	107,242
Accrued income taxes	—	9,471
Other current liabilities	5,203	4,417

Total current liabilities	99,773	185,087

Other long-term liabilities	1,888	—
Long-term debt, net of current maturities	24,949	54,650
Commitments and contingencies
Stockholders’ equity
Common stock	452	440
Paid-in capital deficit	(25,492)	(28,321)
Accumulated comprehensive income	2,616	822
Retained earnings	176,810	157,026

Total stockholders’ equity	154,386	129,967

Total liabilities and equity	$280,996	$369,704

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone:  1-918 488-0828    FAX:  1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2003 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 27, 2003	December 28, 2002	December 27, 2003	December 28, 2002
Revenues	$65,449	$107,689	$263,778	$586,805
Cost of sales	45,967	77,339	192,281	455,339

Gross profit	19,482	30,350	71,497	131,466
Selling and administrative expenses	11,386	9,798	38,083	42,212

Operating income	8,096	20,552	33,414	89,254
Interest expense	286	673	1,504	4,210

Income before income taxes	7,810	19,879	31,910	85,044
Income tax provision	2,727	7,753	12,126	33,167

Net income available to common stockholders	$5,083	$12,126	$19,784	$51,877

Basic income per common share

Weighted average shares outstanding – basic	45,100	43,976	44,521	43,959

Net income available to common stockholders	$0.11	$0.28	$0.44	$1.18

Diluted income per common share

Weighted average shares outstanding – diluted	46,196	45,576	45,911	45,636

Net income available to common stockholders	$0.11	$0.27	$0.43	$1.14

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone:  1-918 488-0828    FAX:  1-918 488-8389

Global Power Equipment Group Inc.

Fourth Quarter 2003 Earnings – Page 6

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 27, 2003	December 28, 2002	December 27, 2003	December 28, 2002
Net income available to common stockholders	$5,083	$12,126	$19,784	$51,877
Add back:
Interest expense	286	673	1,504	4,210
Income tax provision	2,727	7,753	12,126	33,167
Depreciation and amortization	883	948	3,563	3,682

EBITDA (a)	$8,979	$21,500	$36,977	$92,936

(a)	EBITDA, represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.